AMENDMENT NO. 4 TO SECURED SUBORDINATED
PROMISSORY NOTES AND WARRANTS

DCAP GROUP, INC.
1158 Broadway
Hewlett, New York 11558

August 13, 2008

Jack Seibald as representative and attorney-in-
fact for the holders of the Secured Subordinated
Promissory Notes of DCAP Group, Inc., dated
July 10, 2003, in the outstanding aggregate
principal amount of $1,500,000 as set forth
on Schedule A attached hereto
1336 Boxwood Drive West
Hewlett Harbor, NY  11557

Dear Jack:

Reference is made to the Secured Subordinated Promissory Notes of DCAP Group, Inc. (the “Company”), dated July 10, 2003, in the outstanding aggregate principal amount of $1,500,000 (collectively, the “Notes”) and held by the persons and entities set forth on Schedule A attached hereto (collectively, the “Noteholders”).

All capitalized terms used and not defined herein shall have the meanings ascribed thereto in the Notes.

The parties agree as follows:

1. The Maturity Date for each of the Notes is hereby extended from September 30, 2008 to the earlier of (a) July 10, 2009 or (b) ninety (90) days following the effective date on which Commercial Mutual Insurance Company (“CMIC”) is converted from an advance premium cooperative insurance company to a stock property and casualty insurance company and the surplus notes of CMIC held by the Company are converted into a controlling interest in CMIC (subject to acceleration as hereinafter provided).

2. On the date on which the aggregate principal amount of the Notes is paid in full, an additional amount (the “Additional Amount”) equal to $10,000 (in the aggregate for all of the Noteholders), multiplied by the number of whole or partial calendar months from October 1, 2008 through the Maturity Date, shall be paid to the Noteholders.  Notwithstanding the foregoing, in the event that a portion, but not all, of the aggregate principal amount of the Notes is paid, from the date on which such partial payment is made and through the Maturity Date, the $10,000 amount shall be reduced proportionately to the extent of the partial payment.  The Noteholders shall be entitled to their respective pro rata portion of the Additional Amount based upon the principal amount of their Note redeemed in relation to the aggregate principal amount of the Notes redeemed.  As an illustration of the foregoing, in the event the entire $1,500,000 aggregate principal amount of the Notes is paid on July 10, 2009, the Additional Amount for the Noteholders, in the aggregate, would be $100,000 ($10,000 x 10 months (October 2008 through July 2009)).  As a further illustration of the foregoing, in the event $750,000 of the aggregate principal amount of the Notes is paid on February 14, 2009 and the remaining $750,000 aggregate principal amount of the Notes is paid on July 10, 2009, the Additional Amount for the Noteholders, in the aggregate, would be $72,500 ($10,000 x 4.5 months (October 2008 through February 14, 2009) plus $5,000 (based on one-half of the aggregate principal amount of the Notes having been repaid) x 5.5 months (February 15, 2009 through July 2009)) and would be payable on July 10, 2009.

3. In the event that the Company consummates a sale of assets, borrows funds, and/or consummates a debt or equity financing, and/or any combination of the foregoing, the Company shall each time a transaction is consummated, use the net proceeds from such transaction in the following order of priority:  (x) set aside $750,000 on a cumulative basis for working capital needs, (y) satisfy the Company’s existing indebtedness, if any, to Manufacturers and Traders Trust Company; and (z) prepay the principal amounts of the Notes on a pro rata basis.

4. The Company agrees that, prior to the payment in full of the amounts due under the Notes, it will not grant a security interest in any of its assets as security for the repayment of indebtedness.

5. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof, and supersedes all prior agreements or understandings as to such subject matter.

6. No amendment or modification of this Agreement shall be valid unless made in writing and signed by the party to be charged therewith.

7. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns and personal representatives.

8. This Agreement shall be construed and interpreted and the rights granted herein governed in accordance with the laws of New York, without giving effect to conflict of laws principles.

9. The parties acknowledge that they have been represented by counsel, or have been accorded the opportunity to be represented by counsel, in connection with this Agreement.  Accordingly, any rule or law or any legal decision that would require the interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived by the parties.  The provisions of this Agreement shall be interpreted in a reasonable manner to give effect to the intent of the parties hereto.

10. Except as amended hereby, the Notes and shall continue in full force and effect in accordance with their respective terms.

Very truly yours,

DCAP GROUP, INC.

By: /s/ Barry B. Goldstein
      Barry B. Goldstein, President

Agreed:

/s/ Jack Seibald
Jack Seibald, as representative and attorney-in-
fact for the holders of the Secured Subordinated
Promissory Notes of DCAP Group, Inc., dated
July 10, 2003, in the outstanding aggregate principal amount of $1,500,000 as set forth on Schedule A attached hereto

SCHEDULE A

Name	Outstanding Principal Amount of Note
IRA FBO Stewart R. Spector, Pershing LLC Custodian	$461,538.49
IRA FBO Jack D. Seibald, Pershing LLC Custodian	$288,461.54
J.M.J Realty Company	$230,769.23
Sanders Opportunity Fund (Inst.), LP	$166,153.85
Take-Two Capital LP	$115,384.61
Sanders Opportunity Fund, LP	$64,615.39
Michael Rosen and Catherine Rosen	$57,692.31
Kidstone LLC	$115,384.61